UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2015

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 2, 2015, Dune Energy, Inc. (the “Company”) entered into the Amended and Restated Forbearance Agreement and Fifth Amendment to the Amended and Restated Credit Agreement (the “Amendment”) effective as of December 31, 2014 among the Company, certain of the lenders (“Lenders”) party to the Amended and Restated Credit Agreement dated as of December 22, 2011 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 25, 2012, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 3, 2013, as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of December 17, 2013 and as amended by that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of September 30, 2014) (the “Credit Agreement”), and Bank of Montreal as administrative agent for the Lenders (the “Administrative Agent”).

As previously reported, the Company determined that it did not meet the required Total Debt to EBITDAX ratio under the Credit Agreement for the four immediately preceding quarters ending June 30, 2014 and September 30, 2014 (the “Total Debt to EBITDAX Covenant Defaults”). The Company also informed the Lenders that it was unable to comply with the minimum current ratio requirement in the Credit Agreement as of September 30, 2014 (the “Current Ratio Covenant Default” and, together with the Total Debt to EBITDAX Covenant Defaults, the “Defaults”). The Credit Agreement provides that the failure to observe any financial covenant will constitute an event of default, and Bank of Montreal, at the request of the majority Lenders, may terminate the commitments under the Credit Agreement and cause all of the Company’s obligations under the Credit Agreement to immediately become due and payable, upon notice to the Company.

On September 30, 2014, the Lenders agreed to provide a limited forbearance from exercising their rights and remedies pursuant to the Defaults through December 31, 2014 pursuant to the terms of the Fourth Amendment to Amended and Restated Credit Agreement. Under the terms of the Amendment, the Lenders agreed to extend the limited forbearance from December 31, 2014 until the business day immediately following the earliest of: (a) the occurrence of any other default or event of default under the Credit Agreement; (b) 5:00 p.m. CST, January 16, 2015 unless the Company has delivered to the Administrative Agent certain documents (the “Acceptable Transaction Documents”) that demonstrate that the contemplated transactions with EOS Petro, Inc. and payment in full of the amounts owed under the Credit Agreement are reasonably likely to be consummated timely in the opinion of the Administrative Agent, in its sole discretion; (c) subsequent to the delivery of Acceptable Transaction Documents, abandonment or termination of the Agreement and Plan of Merger, dated as of September 17, 2014, by and among EOS Petro, Inc., EOS Merger Sub, Inc. and Dune Energy, Inc. (the “Merger Agreement”), or the occurrence of any modification, amendment or express waiver or consent to the Merger Agreement that would result in not paying the amounts owed under the Credit Agreement in full, without the prior written consent of the Lenders; (d) failure to deliver the documents by the deadlines set forth in section 10.3 of the Amendment and (g) January 31, 2015 (the “Forbearance Period”).

Additionally, under the terms of the Amendment, the Company’s borrowing base shall be maintained at $40,000,000 during the forbearance period and interest payments shall be due January 2, 2015, January 31, 2015 and thereafter the last day of each calendar month. All commitments of the Lenders under the Credit Agreement shall terminate on January 31, 2015 without further notice.

The foregoing description of the Amendment is qualified in its entirety by reference to the Forbearance Agreement and Fifth Amendment to the Amended and Restated Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Forbearance Agreement and Fifth Amendment to the Amended and Restated Credit Agreement dated as of December 31, 2014 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 25, 2012, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 3, 2013, as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of December 17, 2013 and as amended by that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of September 30, 2014), and Bank of Montreal as administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: January 6, 2015	By:	/s/ James A. Watt
Name: James A. Watt
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Forbearance Agreement and Fifth Amendment to the Amended and Restated Credit Agreement dated as of December 31, 2014 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 25, 2012, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 3, 2013, as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of December 17, 2013 and as amended by that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of September 30, 2014), and Bank of Montreal as administrative agent for the lenders.